UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 23, 2013
(Date of Report)

September 20, 2013
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of William S. Sheridan as CFO
On September 23, 2013, Sotheby's (the “Company”) announced that as of September 20, 2013 William S. Sheridan has ceased to serve as Executive Vice President and Chief Financial Officer of the Company.
Pursuant to the terms of Mr. Sheridan's existing Severance Agreement with the Company, upon his separation from service, Mr. Sheridan will be paid $2,200,000 and receive 18 months of Company provided COBRA continuation coverage under the Company's medical and dental plans, subject to his delivery of a full irrevocable release of claims against the Company.
In connection with his departure, subject to Mr. Sheridan entering into a Transition Agreement with the Company (the “Transition Agreement”), Mr. Sheridan will remain an employee of the Company through December 31, 2013 (the “Transition Period”) to support the Company's new CFO (described below). The Transition Agreement will provide that Mr. Sheridan will continue to receive his current base salary and continue to be covered generally under the Company's employee benefit programs through the end of the Transition Period. He will not, however, receive any annual incentive cash bonus for 2013 as he will not be employed at the time that the bonus is paid, as required by the bonus program terms. The Transition Agreement will require Mr. Sheridan to extend his covenants not to compete with the Company and not to solicit its clients or employees through December 31, 2015. The Transition Agreement will provide that Mr. Sheridan will be entitled to exercise for one year after the end of the Transition Period a stock option for 17,500 shares of the Company's common stock which otherwise would have been forfeited on his termination date. In addition, it will also provide that he will vest in performance share units during the years 2014 through 2017 which would otherwise have been forfeited on his termination date, provided that Mr. Sheridan shall be entitled to be paid these performance share units only to the extent that the corporate financial goals set forth in the performance share units are met for such year.
Appointment of Patrick McClymont as new CFO
In connection with the departure of Mr. Sheridan, the Company announced that effective October 7, 2013, Patrick McClymont, age 44, was appointed Executive Vice President and Chief Financial Officer of the Company. Mr. McClymont has been employed in the Investment Banking Division of Goldman Sachs & Co. since 1998, becoming a Managing Director in 2006 and a partner in 2010. While at Goldman Sachs, Mr. McClymont has spent a substantial amount of time advising the Company on strategic and financial matters.
Mr. McClymont will be paid a base salary at an annual rate of $600,000. He will be provided an annual incentive bonus target opportunity of $1,300,000 (prorated for 2013 with a target of $160,000). The annual incentive bonus for the years 2014 and 2015, if payable, will be paid 50% in cash and 50% in performance share units (with the 2013 annual incentive bonus payable solely in cash).
Mr. McClymont will be awarded a performance share unit grant in February 2014 with a grant date fair value of $1,000,000. The award will vest in February 2017 provided that the performance criteria set forth therein are attained. Mr. McClymont will be paid a signing bonus of $325,000 and he will be reimbursed for his professional fees incurred for negotiating his offer in an amount up to $25,000.
Mr. McClymont will be eligible for a business development allowance annually of $25,000, an annual automobile allowance of $25,000 and an annual financial planning allowance of $15,000. He will be eligible to participate in the Company's employee benefit programs to the same extent as other Executive Vice Presidents.
Mr. McClymont has agreed to non-competition and non-solicitation covenants during the period of his employment and for one year thereafter as well as to confidentiality and non-disparagement covenants.
Mr. McClymont's employment is at will. He has entered into a Severance Agreement dated September 22, 2013 with the Company providing for severance benefits in the event of his termination of employment under certain conditions prior to December 31, 2015. In the event that the Company terminates Mr. McClymont's employment without Cause, or Mr. McClymont terminates his employment for “Good Reason” (as such terms are defined in the Severance Agreement), Mr. McClymont will be paid a severance benefit of $3,750,000 and be provided with 18 months of Company paid continued COBRA coverage under the Company's medical and dental insurance plans. In such event, he shall be paid the cash portion of any annual incentive bonus earned for a completed year provided that he remains employed at the end of the year. In the event of Mr. McClymont's termination of employment after 2015, any severance benefits payable to Mr. McClymont will be those to which Executive Vice Presidents generally will be entitled. The payment of these severance benefits is conditioned on Mr. McClymont providing a release of claims against the Company.
Item 8.01 Other Events
On September 23, 2013, the Company issued a press release announcing the appointment of Mr.  McClymont and the departure of Mr. Sheridan as Chief Financial Officer of the Company.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release dated September 23, 2013 announcing the appointment of Mr. McClymont and the departure of Mr. Sheridan as Chief Financial Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Executive Vice President,
Worldwide General Counsel and Secretary

Date:	September 23, 2013

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 23, 2013 announcing the appointment of Mr. McClymont and the departure of Mr. Sheridan as Chief Financial Officer of the Company.